Execution

TRANSFER AGENCY AND SERVICE AGREEMENT

This Transfer Agency and Service Agreement (“Agreement”) dated and effective as of April 1, 2025, is by and between State Street Bank and Trust Company, a Massachusetts trust company (the “Transfer Agent”), and each entity identified on Schedule A hereto and each entity which becomes a party to this Agreement in accordance with the terms hereof (each, a “Fund” and collectively, the “Funds”).

WHEREAS, each Fund intends either to register as a closed-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), or elect to be regulated as a business development company under the 1940 Act;

WHEREAS, each Fund desires to appoint the Transfer Agent as its transfer agent, dividend paying agent and agent in connection with certain other activities, and the Transfer Agent desires to accept such appointment, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	TERMS OF APPOINTMENT

1.1

Appointment. Subject to the terms and conditions set forth in this Agreement, each Fund hereby employs and appoints the Transfer Agent to act as, and the Transfer Agent agrees to act as, transfer agent for each Fund’s authorized and issued shares of limited liability company interests or shares of beneficial interest, as the case may be (“Shares”), dividend paying agent and agent in connection with any accumulation or similar plans provided to holders of Shares (“Shareholders”) of each Fund and set out in the Fund’s registration statement as filed with the U.S. Securities and Exchange Commission (“SEC”) and, as applicable, as amended, restated and/or supplemented from time to time (together, the “Registration Statement”), including without limitation any periodic investment plan or periodic withdrawal program.

1.2	Transfer Agency Services. In accordance with procedures established from time to time by agreement between a Fund, as applicable, and the Transfer Agent (the “Procedures”), the Transfer Agent shall:

(i)	establish each Shareholder’s account in the Fund on the Transfer Agent’s recordkeeping system and maintain such account for the benefit of such Shareholder;

(ii)

receive orders for the purchase of Shares from the Fund and process all purchases that meet the Transfer Agent’s processing guidelines, and promptly deliver payment and appropriate documentation thereof to the custodian of a Fund as identified by the Fund (the “Custodian”);

Information Classification: Limited Access

(iii)	pursuant to such purchase orders, issue the appropriate number of Shares and book such Share issuances to the appropriate Shareholder accounts;

(iv)

receive repurchase requests and repurchase directions from the Fund and process all repurchases that meet the Transfer Agent’s processing guidelines and deliver the appropriate documentation thereof to the Custodian;

(v)

with respect to the transactions in items (i) through (iv) above, the Transfer Agent shall process transactions received directly from broker-dealers or other intermediaries authorized by the Fund who shall thereby be deemed to be acting on behalf of the Fund;

(vi)

at the appropriate time as and when it receives monies paid to it by the Custodian with respect to any repurchase, pay over or cause to be paid over in the appropriate manner such monies as instructed by the repurchasing Shareholders;

(vii)

process Shareholder account maintenance instructions (excluding instructions to change an account’s registration or wire instructions) received directly from the Fund or from broker-dealers or other intermediaries authorized per procedures established by mutual agreement of the Transfer Agent and the Fund;

(viii)	process transfer of Shares by the registered owners thereof upon receipt of proper instruction and approval by the Fund;

(ix)	process and transmit payments for any dividends and distributions declared by the Fund; and

(x)

record the issuance of Shares of the applicable Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the “1934 Act”) a record of the total number of Shares of each Fund which are authorized, based upon data provided to it by the Fund, and issued and outstanding; and provide the Fund on a regular basis with the total number of Shares of each Fund which are issued and outstanding but Transfer Agent shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares to determine if there are authorized Shares available for issuance or to take cognizance of any laws relating to, or corporate actions required for, the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund.

1.3	Additional Services. In addition to, and neither in lieu of nor in contravention of the services set forth in Section 1.2 above, the Transfer Agent shall perform the following services:

(i)	Other Customary Services. Perform certain customary services of a transfer agent and dividend paying agent, including, but not limited to: maintaining

Information Classification: Limited Access

Shareholder accounts, preparing Shareholder meeting lists, mailing or otherwise arranging for the distribution of Shareholder reports to current Shareholders, maintaining on behalf of each Fund such bank accounts as the Transfer Agent shall deem necessary for the performance of its duties under this Agreement, withholding taxes on U.S. resident and non-resident alien accounts, preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends and distributions by federal authorities for all Shareholders, arranging for the preparation and mailing of confirmation forms and statements of account to Shareholders for all purchases and repurchases of Shares and other confirmable transactions in Shareholder accounts, arranging for the preparation and mailing of activity statements for Shareholders, arranging for the mailing of tender offer documents provided by the Funds for Shareholders, providing Shareholder account information, investor commitment and any capital call queue tracking and management and administering any drawdown notices/schedules.

(ii)	State Transaction (“Blue Sky”) Reporting. Each Fund shall be solely responsible for its “blue sky” compliance and state registration requirements.

(iii)

Lost Shareholder Searches. The Transfer Agent shall conduct lost Shareholder searches as required by Rule 17Ad-17 under the 1934 Act. If a Shareholder remains lost after the completion of the mandatory Rule 17Ad-17 search, each Fund hereby authorizes and directs the Transfer Agent to escheat the assets in such lost Shareholder’s account to the U.S. state or territory in the shareholder’s account registration.

(iv)

Escheatment Laws. Notwithstanding Section 1.3(iii), each Fund shall be solely responsible for its compliance with the requirements of any applicable escheatment laws, including without limitation, the laws of any U. S. state or territory.

(v)

Depository Trust & Clearing Corporation (“DTCC”)/National Securities Clearing Corporation (“NSCC”). If applicable, the Transfer Agent shall: (a) accept and effectuate the registration and maintenance of accounts with DTCC/NSCC, and the purchase and repurchase of Shares in such accounts, in accordance with instructions transmitted to and received by the Transfer Agent by transmission from DTCC or NSCC (acting on behalf of its members); and (b) issue instructions to a Fund’s banks for the settlement of transactions between the Fund and DTCC or NSCC (acting on behalf of its members and bank participants).

(vi)

Repurchase Pro-Rata Calculation. In the event a Fund tender offer is oversubscribed, at the request of such Fund, the Transfer Agent will: (a) systematically calculate the pro rata portion of the Shares tendered by each repurchasing Shareholder which will be repurchased by each Fund, based

Information Classification: Limited Access

upon (1) the repurchase cap set by each Fund, and (2) the pro-rata calculation methodology provided by each Fund or as otherwise directed each Fund; and (b) process the revised repurchase amounts for each repurchasing Shareholder upon approval from and direction by each Fund.

(vii)

Performance of Certain Services by the Funds or Affiliates or Agents. New procedures as to who shall provide certain of these services described in this Section 1 may be established in writing from time to time by agreement between the Funds and the Transfer Agent. If agreed to in writing by each Fund and the Transfer Agent, the Transfer Agent may at times perform only a portion of these services, and each Fund or its agent may perform these services on each Fund’s behalf.

(viii)

E-Delivery Services. Upon the request of a Fund, the Transfer Agent shall provide such Fund’s Shareholders with copies of certain of their account related documents in electronic form rather than paper form (the “E-Delivery Services”). The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(a)” entitled “E-Delivery Services”), which may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section, each Fund agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time

(ix)

Account Electronic Access Services. Upon the request of a Fund, the Transfer Agent shall provide such Fund’s Shareholders and their Financial Intermediaries with electronic access to their accounts in order to: (a) view account balances; (b) review transaction history information; (c) directly perform certain financial and non-financial transactions; and (d) access certain account related documents. The parties agree to the services and terms as stated in the attached schedule (“Schedule 1.3(b)” entitled “Account Electronic Access Services”) that may be changed from time to time subject to mutual written agreement between the parties. In consideration of the performance of the services by the Transfer Agent pursuant to this Section, each Fund agrees to pay the Transfer Agent such fees and expenses associated with such additional services as mutually agreed in writing from time to time.

(x)

Call Center Services. Upon request of a Fund, the Transfer Agent shall provide call center services from 8:30 a.m. to 5:00 p.m., Eastern Time, each day on which the New York Stock Exchange (the “NYSE”) is open for trading (a “Business Day”). On such Business Days, the Transfer Agent shall answer and respond to inquiries from existing Shareholders of a Fund, advisers and broker-dealers on behalf of such Shareholders, in accordance with the telephone scripts provided by the Funds to the Transfer Agent. Such inquiries may include requests for information on account set-up and maintenance, general questions regarding the operation of the Funds,

Information Classification: Limited Access

general account information including dates of purchases, repurchases, exchanges and account balances, requests for account access instructions and literature requests.

1.4

Authorized Persons. Each Fund hereby agrees and acknowledges that the Transfer Agent may rely on the current list of authorized persons, as provided or agreed to by the Funds and as may be amended from time to time, in receiving instructions to issue or repurchase the Shares. Each Fund agrees and covenants for itself and each such authorized person that any order, sale or transfer of, or transaction in the Shares received by it after the close of the market shall be effectuated at the net asset value determined on the next business day or as otherwise required pursuant to each Fund’s Registration Statement or operative documents and policies, as applicable, and each Fund or such authorized person shall so instruct the Transfer Agent of the proper effective date of the transaction.

1.5

Anti-Money Laundering and Client Screening. With respect to a Fund’s offering and sale of Shares at any time, and for all subsequent transfers of such Shares, the Funds or its delegate shall, directly or indirectly and to the extent required by law: (i) conduct know your customer/client identity due diligence with respect to potential investors and transferees in the Shares and shall obtain and retain due diligence records for each investor and transferee; (ii) use its best efforts to ensure that each investor’s and any transferee’s funds used to purchase Shares shall not be derived from, nor the product of, any criminal activity; (iii) if requested, provide periodic written verifications that such investors/transferees have been checked against the United States Department of the Treasury Office of Foreign Assets Control database for any non-compliance or exceptions; and (iv) perform its obligations under this Section in accordance with all applicable anti-money laundering laws and regulations. The Funds have engaged State Street to provide the anti-money laundering and client screening services described herein. In the event that the Transfer Agent has received advice from counsel that access to underlying due diligence records pertaining to the investors/transferees is necessary to ensure compliance by the Transfer Agent with relevant anti-money laundering (or other applicable) laws or regulations, the Funds shall, upon receipt of written request from the Transfer Agent, provide the Transfer Agent copies of such due diligence records. The parties acknowledge that, pursuant to a Supplement to this Agreement, the Transfer Agent will assist a Fund with certain aspects of its AML and Sanctions Program (as defined in the Supplement), as further detailed in the Supplement.

1.6

Tax Law. The Transfer Agent shall have no responsibility or liability for any obligations now or hereafter imposed on the Funds, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax laws of any country or of any state or political subdivision thereof. It shall be the responsibility of the Funds to notify the Transfer Agent of the obligations imposed on the Funds, the Shares, a Shareholder or the Transfer Agent in connection with the services provided by the Transfer Agent hereunder by the tax law of countries, states and political subdivisions thereof, including

Information Classification: Limited Access

responsibility for withholding and other taxes, assessments or other governmental charges, certifications and governmental reporting.

1.7

REGULATION GG. Each Fund represents and warrants that it does not engage in an “Internet gambling business,” as such term is defined in Section 233.2(r) of Federal Reserve Regulation GG (12 CFR 233) and covenants that it shall not engage in an Internet gambling business. In accordance with Regulation GG, each Fund is hereby notified that “restricted transactions,” as such term is defined in Section 233.2(y) of Regulation GG, are prohibited in any dealings with the Transfer Agent pursuant to this Agreement or otherwise between or among any party hereto.

2.	FEES AND EXPENSES

2.1

Fee Schedule. For the performance by the Transfer Agent of services provided pursuant to this Agreement, each Fund, as applicable, agrees to pay the Transfer Agent the fees and expenses set forth in a written fee schedule.

3.	REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

The Transfer Agent represents and warrants to the Funds that:

3.1	It is a trust company duly organized and existing under the laws of The Commonwealth of Massachusetts.

3.2

It is duly registered as a transfer agent under Section 17A(c)(2) of the 1934 Act, it will remain so registered for the duration of this Agreement, and it will promptly notify the Funds in the event of any material change in its status as a registered transfer agent.

3.3	It is duly qualified to carry on its business in The Commonwealth of Massachusetts.

3.4

It is empowered under applicable laws and by its organizational documents to enter into and perform the services contemplated in this Agreement and, upon, execution, this Agreement shall be a valid and binding contract upon the Transfer Agent.

3.5	All requisite organizational proceedings have been taken to authorize it to enter into and perform this Agreement.

3.6

It has complied and will continue to comply with all laws, rules and regulations having application to its business, properties and assets, the violation of which could materially adversely affect the performance of its obligations under this Agreement.

3.7

It has adopted written policies and procedures that are reasonably designed to prevent violations of the “Federal Securities Laws” as such term is defined in Rule 38a-1 under the 1940 Act with respect to the services to be provided under this Agreement.

Information Classification: Limited Access

3.8

This Agreement has been duly authorized, executed and delivered by the Transfer Agent in accordance with all requisite action and constitutes a valid and legally binding obligations of the Transfer Agent, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties and general equitable principles.

4.	REPRESENTATIONS AND WARRANTIES OF THE FUNDS

Each Fund represents and warrants to the Transfer Agent that:

4.1	The Fund is duly organized, existing and in good standing under the laws of its state of formation.

4.2	The Fund is empowered under applicable laws and by its organizational documents to enter into and perform this Agreement.

4.3	All requisite proceedings have been taken to authorize the Fund to enter into, perform and receive services pursuant to this Agreement and to appoint the Transfer Agent as transfer agent of the Fund.

4.4	The Fund intends either to registered under the 1940 Act as a closed-end management investment company or elect to be regulated as a business development company under the 1940 Act.

4.5	All necessary filings under the securities laws of the states in which the Fund offers or sells its Shares have been or will be made; and

4.6

Where information provided by a Fund or the Fund’s investors includes information about an identifiable individual (“Personal Information”), each Fund represents and warrants that it has obtained all consents and approvals, as required by all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to the Transfer Agent, and as required for the Transfer Agent to use and disclose such Personal Information in connection with the performance of the services hereunder. Each Fund acknowledges that the Transfer Agent may perform any of the services and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Fund, including the United States and that information relating to the Fund, including Personal Information of investors may be accessed by national security authorities, law enforcement and courts. The Transfer Agent shall be kept indemnified by and be without liability to the Fund for any action taken or omitted by it in reasonable reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

Information Classification: Limited Access

5.	DATA ACCESS SERVICES

5.1

Each Fund acknowledges that the databases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to the Fund by the Transfer Agent as part of the Fund’s ability to access certain Fund-related data maintained by the Transfer Agent or another third party on databases under the control and ownership of the Transfer Agent (“Data Access Services”) constitute copyrighted, trade secret, or other proprietary information (collectively, “Proprietary Information”) of substantial value to the Transfer Agent or another third party. In no event shall Proprietary Information be deemed to be Shareholder information or the confidential information of the Fund. Each Fund agrees to treat all Proprietary Information as proprietary to the Transfer Agent and further agrees that it shall not divulge any Proprietary Information to any person or organization except as may be provided hereunder. Without limiting the foregoing, each Fund agrees for itself and its officers and on behalf of its directors or trustees and their agents, to:

(i)

use such programs and databases solely on the Fund’s, or such agents’ computers, or solely from equipment at the location(s) agreed to between the Fund and the Transfer Agent, and solely in accordance with the Transfer Agent’s applicable user documentation;

(ii)	refrain from copying or duplicating in any way the Proprietary Information;

(iii)

refrain from obtaining unauthorized access to any portion of the Proprietary Information, and if such access is inadvertently obtained, to inform the Transfer Agent in a timely manner of such fact and dispose of such information in accordance with the Transfer Agent’s instructions;

(iv)

refrain from causing or allowing Proprietary Information transmitted from the Transfer Agent’s computers to the Fund’s, or such agents’ computer to be retransmitted to any other computer facility or other location, except with the prior written consent of the Transfer Agent;

(v)	allow the Fund or such agents to have access only to those authorized transactions agreed upon by the Fund and the Transfer Agent;

(vi)

honor all reasonable written requests made by the Transfer Agent to protect, at the Transfer Agent’s expense, the rights of the Transfer Agent in Proprietary Information at common law, under federal copyright law and under other federal or state law.

5.2

Proprietary Information shall not include all or any portion of any of the foregoing items that (i) are or become publicly available without breach of this Agreement; (ii) that are released for general disclosure by a written release by the Transfer Agent; or (iii) that are already in the possession of the receiving party at the time of receipt without obligation of confidentiality or breach of this Agreement.

Information Classification: Limited Access

5.3

If a Fund notifies the Transfer Agent that any of the Data Access Services do not operate in material compliance with the most recently issued user documentation for such services, the Transfer Agent shall use commercially reasonable efforts to correct such failure. Organizations from which the Transfer Agent may obtain certain data included in the Data Access Services are solely responsible for the contents of such data, and each Fund agrees to make no claim against the Transfer Agent arising out of the contents of such third-party data, including, but not limited to, the accuracy thereof.

5.4

If the transactions available to the Funds include the ability to originate electronic instructions to the Transfer Agent in order to (i) effect the transfer or movement of cash or Shares, or (ii) transmit Shareholder information or other information, then in such event the Transfer Agent shall be entitled to rely on the validity and authenticity of such instruction without undertaking any further inquiry as long as such instruction is undertaken in conformity with security procedures established by the Transfer Agent from time to time.

5.5	Each party shall take reasonable efforts to advise its employees of their obligations pursuant to this Section. The obligations of this Section shall survive any earlier termination of this Agreement.

5.6

DATA ACCESS SERVICES AND ALL COMPUTER PROGRAMS AND SOFTWARE SPECIFICATIONS USED IN CONNECTION THEREWITH ARE PROVIDED ON AN “AS IS, AS AVAILABLE” BASIS. THE TRANSFER AGENT EXPRESSLY DISCLAIMS ALL WARRANTIES EXCEPT THOSE EXPRESSLY STATED HEREIN INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

6.	STANDARD OF CARE / LIMITATION OF LIABILITY

6.1

The Transfer Agent agrees to use reasonable care in performing the services under this Agreement and shall at all times act in good faith without negligence, fraud or willful misconduct in its performance of all duties and services performed under this Agreement but assumes no responsibility and shall not be liable for loss or damage due to errors, including encoding and payment processing errors, unless said errors are caused by its negligence, fraud, bad faith or willful misconduct or that of its employees or agents. The parties agree that any encoding or payment processing errors shall be governed by this standard of care, and that Section 4-209 of the Uniform Commercial Code is superseded by this Section.

6.2

In any event, the Transfer Agent’s cumulative liability for each calendar year (a “Liability Period”) with respect to a Fund under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by a Fund including, but not limited to, any liability relating to qualification of a Fund as a regulated investment company or any

Information Classification: Limited Access

liability relating to a Fund’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period” shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to the Transfer Agent’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of the Transfer Agent for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2025 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2026 and terminating on December 31, 2026 shall be the date of this Agreement through December 31, 2025, calculated on an annualized basis. In no event shall the Transfer Agent be liable for special, incidental, indirect, punitive or consequential damages, regardless of the form of action and even if the same were foreseeable.

7.	INDEMNIFICATION

7.1

The Transfer Agent and its affiliates, including their respective officers, directors, employees and agents (the “Indemnitees”), shall not be responsible for, and the Fund shall indemnify and hold the Indemnitees harmless, from and against, any and all losses, damages, costs, charges, counsel fees (including the defense of any lawsuit in which one of the Indemnitees is a named party), payments, expenses and liability arising out of or attributable to:

(i)

all actions of the Transfer Agent or its agents or subcontractors required to be taken pursuant to this Agreement, provided that such actions are taken in good faith and without negligence or willful misconduct;

(ii)	the Fund’s breach of any representation, warranty or covenant of the Fund hereunder;

(iii)	the Fund’s bad faith, negligence or willful misconduct in its dealings with the Transfer Agent hereunder;

(iv)

reasonable reliance upon, and any subsequent use of or action taken or omitted, in good faith and without negligence or willful misconduct, by the Transfer Agent, or its agents or subcontractors on: (a) any information, records, documents, data, stock certificates or services, which are received by the Transfer Agent or its agents or subcontractors, including those received in hard copy, or by machine readable input, facsimile, data entry, electronic instructions or other similar means authorized by the Fund, and which have been prepared, maintained or performed by the Fund or any other person or firm on behalf of the Fund, including but not limited to any broker-dealer, third party administrator or previous transfer agent; (b) any instructions or requests of the Fund or its officers, or the Fund’s agents or

Information Classification: Limited Access

subcontractors or their officers or employees; (c) any instructions or opinions of legal counsel to the Fund with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement which are provided to the Transfer Agent by the Fund after consultation with such legal counsel; or (d) any paper or document, reasonably believed to be genuine, authentic, or signed by the proper person or persons;

(v)

the offer or sale of Shares in violation of any requirement under the federal or state securities laws or regulations requiring that such Shares be registered, or in violation of any stop order or other determination or ruling by any federal or state agency with respect to the offer or sale of such Shares;

(vi)

the negotiation and processing of any checks, wires and ACH transmissions, including without limitation, for deposit into, or credit to, the Fund’s demand deposit accounts maintained by the Transfer Agent;

(vii)	all actions relating to the transmission of Fund or Shareholder data through the NSCC clearing systems, if applicable; and

(viii)

any tax obligations under the tax laws of any country or of any state or political subdivision thereof, including taxes, withholding and reporting requirements, claims for exemption and refund, additions for late payment, interest, penalties and other expenses (including legal expenses) that may be assessed, imposed or charged against the Transfer Agent in connection with the performance of the services hereunder; provided that, for the avoidance of doubt, the foregoing shall not be deemed to cover income or similar taxes which may be imposed or assessed against the Transfer Agent in the regular course of its business.

7.2

At any time the Transfer Agent may apply to any officer of the Fund for instructions, and may consult with reputable external legal counsel (which may be Fund counsel) with respect to any matter arising in connection with the services to be performed by the Transfer Agent under this Agreement, and the Transfer Agent and its agents or subcontractors shall not be liable and shall be indemnified by a Fund for any action reasonably taken or omitted by it in reasonable reliance upon such instructions or upon the opinion of such counsel. The Transfer Agent, its agents and subcontractors shall be protected and indemnified in acting upon any paper or document furnished by or on behalf of a Fund, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Transfer Agent or its agents or subcontractors by machine readable input, electronic data entry or other similar means authorized by a Fund, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from a Fund. The Transfer Agent, its agents and subcontractors shall also be protected and indemnified in recognizing stock certificates which are reasonably believed to

Information Classification: Limited Access

bear the proper manual or facsimile signatures of the officers of a Fund, and the proper countersignature of any former transfer agent or former registrar, or of a co-transfer agent or co-registrar.

7.3

In order that the indemnification provisions contained in this Section 7 shall apply, upon the assertion of a claim for which the Fund may be required to indemnify the Transfer Agent, the Transfer Agent shall promptly notify the Fund of such assertion, and shall keep the Fund advised with respect to all material developments concerning such claim. The Fund shall have the option to participate with the Transfer Agent in the defense of such claim or to defend against said claim in its own name. The Transfer Agent shall in no case confess any claim or make any compromise or settlement in any case in which the Fund may be required to indemnify the Transfer Agent except with the Fund’s prior written consent which shall not be unreasonably withheld.

8.	ADDITIONAL COVENANTS OF THE FUNDS AND THE TRANSFER AGENT

8.1	Delivery of Documents. Each Fund will promptly deliver to the Transfer Agent the following:

a.

A certificate of the Secretary of the Fund certifying the resolution of the board of directors, trustees or other governing body of the Fund (the “Board”) authorizing the appointment of the Transfer Agent and the execution and delivery of this Agreement; and

b.	A copy of the Limited Liability Company Agreement, the Declaration of Trust and/or By-Laws of the Fund, as applicable, and all amendments thereto.

8.2

Certificates, Checks, Facsimile Signature Devices. The Transfer Agent hereby agrees to establish and maintain facilities and procedures for safekeeping of any stock certificates, check forms and facsimile signature imprinting devices; and for the preparation or use, and for keeping account of, such certificates, forms and devices.

8.3

Records. In furtherance of a Fund’s compliance with the requirements of Rule 31a-3 under the 1940 Act, the Transfer Agent agrees that any records relating to the services provided hereunder that it maintains for the Funds shall at all times remain the property of the Funds and shall be made available upon request and preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided herein. Records may be surrendered in either written or machine-readable form, at the option of the Transfer Agent, unless otherwise agreed by the parties. In the event that the Transfer Agent is requested or authorized by a Fund, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of a Fund by state or federal regulatory

Information Classification: Limited Access

agencies, to produce the records of a Fund or the Transfer Agent’s personnel as witnesses or deponents, each Fund agrees to pay the Transfer Agent for the Transfer Agent’s time and expenses, as well as the fees and expenses of the Transfer Agent’s counsel, incurred in such production. Upon request, the Transfer Agent shall provide the Funds with an update on the fees and expenses incurred in responding to any such requests for records.

9.	CONFIDENTIALITY AND USE OF DATA

9.1

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 9.2 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 9.2 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct the Transfer Agent or its Affiliates to employ (or which is required in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

9.2

(a)  In connection with the provision of the services and the discharge of its other obligations under this Agreement, the Transfer Agent (which term for purposes of this Section 9.2 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Funds and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Funds and the Transfer Agent or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b) Subject to paragraph (d) below, the Transfer Agent and/or its Affiliates may

Information Classification: Limited Access

use any Confidential Information of the Funds (“Data”) obtained by such entities in the performance of their services under this Agreement or any other agreement between the Funds and the Transfer Agent or one of its Affiliates, including Data regarding transactions and portfolio holdings relating to the Funds to develop, publish or otherwise distribute to third parties certain investor behavior “indicators” or “indices” that represent broad trends in the flow of investment funds into various markets, sectors or investment instruments (collectively, the “Indicators”), but only so long as (i) the Data is combined or aggregated with (A) information of other customers of the Transfer Agent and/or (B) information derived from other sources, in each case such that the Indicators do not allow for attribution or identification of such Data with the Funds, (ii) the Data represents less than a statistically meaningful portion of all of the data used to create the Indicators and (iii) the Transfer Agent publishes or otherwise distributes to third parties only the Indicators and under no circumstance publishes, makes available, distributes or otherwise discloses any of the Data to any third party, whether aggregated, anonymized or otherwise, except as expressly permitted under this Agreement.

(c) The Funds acknowledge that the Transfer Agent may seek to realize economic benefit from the publication or distribution of the Indicators.

(d) Except as expressly contemplated by this Agreement, nothing in this Section 9.2 shall limit the confidentiality and data-protection obligations of the Transfer Agent and its Affiliates under this Agreement and applicable law. The Transfer Agent shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 9.2 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement, and shall be responsible for a breach by any Affiliate.

9.3

The Transfer Agent affirms that it has and will continue to have throughout the term of this Agreement, procedures in place that are reasonably designed to protect the privacy of non-public personal consumer/customer financial information to the extent required by applicable laws, rules and regulations.

10.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending one-year from the date hereof (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive one-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 30 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement

Information Classification: Limited Access

pursuant to this paragraph with respect to the Fund, the Fund shall pay Transfer Agent its compensation due and shall reimburse Transfer Agent for its costs, expenses and disbursements.

Each party may, in its discretion, terminate this Agreement for any reason by giving the other party at least ninety (90) days’ prior written notice of termination. In the event of: (i) the Fund’s termination of this Agreement with respect to the Fund for any reason other than as set forth in the immediately preceding paragraph, or (ii) a transaction not in the ordinary course of business pursuant to which the Transfer Agent is not retained to continue providing services hereunder to the Fund (or its respective successor), the Fund shall pay the Transfer Agent its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by Transfer Agent with respect to the Fund) and shall reimburse the Transfer Agent for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, the Transfer Agent will deliver the Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such as (a) the liquidation or dissolution of the Fund and distribution of the Fund’s assets as a result of the Board’s determination to liquidate the Fund, (b) a merger of the Fund into, or the consolidation of the Fund with, another entity, or (c) the sale by the Fund of all, or substantially all, of its assets to another entity, in each of (b) and (c) where the Transfer Agent is retained to continue providing services to the Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to any other Fund that may be a party to this Agreement.

11.	ADDITIONAL FUNDS

If any Fund in addition to those listed on Schedule A desires the Transfer Agent to render transfer agency services under the terms of this Agreement, the Fund shall so notify the Transfer Agent in writing. If the Transfer Agent agrees in writing to provide the services, the Fund shall become a Fund hereunder and be bound by all terms and conditions and provisions hereof including, without limitation, the representations and warranties set forth in Section 4 above.

12.	ASSIGNMENT

12.1	Except as provided in Section 13 below, neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party.

12.2

Except as explicitly stated elsewhere in this Agreement, nothing under this Agreement shall be construed to give any rights or benefits in this Agreement to anyone other than the Transfer Agent and the Funds, and the duties and responsibilities undertaken pursuant to this Agreement shall be for the sole and exclusive benefit of the Transfer Agent and the Funds. This Agreement shall inure to the benefit of, and be binding upon, the parties and their respective permitted successors and assigns.

Information Classification: Limited Access

12.3

This Agreement does not constitute an agreement for a partnership or joint venture between the Transfer Agent and the Funds. Neither party shall make any commitments with third parties that are binding on the other party without the other party’s prior written consent.

13.	DELEGATION; SUBCONTRACTORS

13.1

The Transfer Agent shall have the right, without the consent or approval of the Funds, to employ agents, subcontractors, consultants and other third parties, whether affiliated or unaffiliated, to provide or assist it in the provision of any part of the services stated herein (each, a “Delegate” and collectively, the “Delegates”), without the consent or approval of the Funds. The Transfer Agent shall be responsible for the services delivered by, and the acts and omissions of, any such Delegate as if the Transfer Agent had provided such services and committed such acts and omissions itself. Where required, such Delegate shall be a duly registered transfer agent pursuant to Section 17A(c)(2) of the 1934 Act.

13.2

The Transfer Agent will provide the Funds with information regarding its global operating model for the delivery of the services on a quarterly or other periodic basis, which information shall include the identities of Delegates affiliated with the Transfer Agent that perform or may perform parts of the services, and the locations from which such Delegates perform services, as well as such other information about its Delegates as the Funds may reasonably request from time to time. Nothing in this Section 13 shall limit or restrict the Transfer Agent’s right to use affiliates or third parties to perform or discharge, or assist it in the performance or discharge, of any obligations or duties under this Agreement other than the provision of the services.

14.	MISCELLANEOUS

14.1	Amendment. This Agreement may be amended or modified by a written agreement executed by both parties.

14.2

New York Law to Apply. This Agreement shall be construed, and the provisions hereof interpreted under and in accordance with the laws of The State of New York without giving effect to any conflict of laws rules.

14.3

Force Majeure. In the event either party is unable to perform its obligations under the terms of this Agreement because of acts of God, acts of war or terrorism, strikes, equipment or transmission failure or damage reasonably beyond its control, or other causes reasonably beyond its control, such party shall not be liable for damages to the other for any damages resulting from such failure to perform or otherwise from such causes.

14.4

Data Protection. The Transfer Agent will implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of each Fund’s Shareholders, employees, directors, trustees and/or officers that the Transfer Agent receives, stores, maintains,

Information Classification: Limited Access

processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing, “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

14.5

Survival. All provisions regarding indemnification, warranty, liability, and limits thereon, and confidentiality and/or protections of proprietary rights and trade secrets shall survive the termination of this Agreement.

14.6

Severability. If any provision or provisions of this Agreement shall be held invalid, unlawful, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired.

14.7

Priorities Clause. In the event of any conflict, discrepancy or ambiguity between the terms and conditions contained in this Agreement and any schedules, exhibits or attachments hereto, the terms and conditions contained in this Agreement shall take precedence.

14.8

Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to insist upon strict adherence to that term or any term of this Agreement. The failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies. No single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise of any other right or remedy. Any waiver must be in writing signed by the waiving party.

14.9

Entire Agreement. This Agreement and any schedules, exhibits, attachments or amendments hereto constitute the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

14.10

Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

Information Classification: Limited Access

14.11

Reproduction of Documents. This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, photostatic, digital or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

14.12

Notices. Any notice, instruction or other instrument authorized or required to be given hereunder will be in writing, and will be taken to have been given (i) when delivered by hand, (ii) on the next business day after being sent by email (unless the sender receives an automated message that the email has not been delivered), (iii) on the next business day after being sent by overnight courier service for next business day delivery, (iv) on the third business day after being sent by certified or registered mail, return receipt requested, in each case to the applicable party at the address or email address specified below or such other address or email address as a party may specify by written notice from time to time:

(a)	If to Transfer Agent, to:

State Street Bank and Trust Company

Transfer Agency

Attention: Compliance

One Heritage Drive Building

1 Heritage Drive

Mail Stop OHD0100

North Quincy MA 02171

With a copy to:

State Street Bank and Trust Company

Legal Division – Global Services Americas

One Congress Street

Boston, MA 02114

(b)	If to the Funds, to:

Adams Street Advisors, LLC

One North Wacker Drive, Suite 2700

Chicago, IL 60606-2823

Attn: Legal Department

Email: notices@adamsstreetpartners.com

14.13	Interpretive and Other Provisions. In connection with the operation of this Agreement, the Transfer Agent and the Funds, may from time to time agree on such

Information Classification: Limited Access

provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of each Fund’s governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

14.14

Limitation on Liability of Directors and Trustees. Notice is hereby given that this Agreement is not executed on behalf of any directors or trustees of any Fund as individuals, and the obligations of this Agreement are not binding on any of the directors, trustees, officers, or shareholders of a Fund individually, but are binding only upon the property of the Funds. The Transfer Agent agrees that no shareholder, director, trustee, or officer of the Funds may be held personally liable or responsible for any obligations of the Funds arising out of this Agreement.

14.15

Insurance Coverage. The Transfer Agent shall at all times during the term of this Agreement, if available on commercially reasonable terms, maintain insurance coverage adequate for the nature of its operations.

14.16

Business Continuity and Disaster Recovery Plans. The Transfer Agent will at all times maintain a business contingency plan and disaster recovery plan and will take commercially reasonable measures to maintain and periodically test such plans.

14.17

State Street Client Information Security Schedule. The State Street Client Information Security Schedule attached hereto as Schedule 14.17, is hereby incorporated by reference and subject to the terms of this Agreement.

14.18	Captions. The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

[Remainder of Page Intentionally Left Blank]

Information Classification: Limited Access

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Timothy Bias

	Name:	Timothy Bias

	Title:	Managing Director

ADAMS STREET PRIVATE EQUITY NAVIGATOR FUND LLC

By:	/s/ Eric Mansell

	Name:	Eric Mansell

	Title:	Chief Legal Officer

Information Classification: Limited Access

Schedule A

LIST OF FUNDS

Adams Street Private Equity Navigator Fund LLC

Information Classification: Limited Access

SCHEDULE 1.3(a)

E-DELIVERY SERVICES

Dated: April 1, 2025

1.	E-Delivery Services

1.1

As directed by the Funds and subject to the terms of this Schedule, the Transfer Agent agrees to provide the Funds’ Shareholders with copies of certain of their account related documents in in electronic form rather than paper form (the “E-Delivery Services”).

1.2	The Transfer Agent will provide the E-Delivery Services through one or more third party service providers retained by the Transfer Agent (“Vendors”).

(a)

The Transfer Agent’s agreement with each Vendor provides for (i) data protection provisions substantially similar to the data protection provisions set forth in the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in the Agreement. In the event the agreements with the Vendors shall terminate for any reason, the Transfer Agent agrees to provide prompt notice to the Fund of any such termination and the Transfer Agent agrees to act reasonably and promptly to retain replacement Vendors. Until such replacement Vendors have been retained by the Transfer Agent and are operational, the E-Delivery Services shall be suspended. If replacement Vendors cannot be identified or retained, the E-Delivery Services and this Schedule shall terminate.

(b)

The E-Delivery Services terms and conditions of use, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Funds and their respective Shareholders, as applicable, and acceptable to the Vendors. If, in connection with the E-Delivery Services, Shareholder access to or use of such E-Delivery Services requires a Shareholder or user to “accept” various terms and conditions, the Transfer Agent acknowledges that such terms and conditions are “accepted” by the Shareholder or user or their designee in order to access or use the E-Delivery Services and will not be deemed to be “accepted” by the Fund.

(c)

The Fund represents and warrants that any Shareholder account, transaction and other information provided by the Funds to the Transfer Agent and/or the Vendors (either directly or through the Transfer Agent): (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene, and (iii) will not violate any other applicable law.

(d)

In the event that (A) the Transfer Agent or a Vendor believes in good faith that a Fund or Shareholder has provided Shareholder information that: (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable

Information Classification: Limited Access

law; then (B) the Transfer Agent or the Vendor shall have the right, but not the obligation, to delete or destroy such information and the Transfer Agent and the Vendor may suspend E-Delivery Services with respect to such Shareholder immediately. Upon any event which may cause the Transfer Agent to suspend E-Delivery Services as described in this Section, if reasonably practicable, the Transfer Agent will provide notice to such Fund thirty (30) calendar days prior to such suspension; provided, however, that if the Fund takes such action as may be requested by the Transfer Agent to correct such matter, the Transfer Agent shall not suspend its provision of E-Delivery Services, or, if its provision of E-Delivery Services has been suspended, shall reinstate the provision of E-Delivery Services hereunder.

1.3

The Transfer Agent agrees that any Shareholder information received by the Transfer Agent in connection with the E-Delivery Services is and shall remain the property of the Funds and, if not previously returned to the applicable Fund, will be returned to such Fund by the Transfer Agent following any termination of the E-Delivery Services by the Fund, subject to record-keeping requirements to which the Transfer Agent may be subject by law. The Transfer Agent shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendors by any person or entity other than the Transfer Agent.

1.4

Neither the Transfer Agent nor the Vendors shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the E-Delivery Services.

1.5

For purposes of the E-Delivery Services, except as otherwise expressly stated in this Schedule, the Transfer Agent makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, E-Delivery Services, reports or analysis provided hereunder or by any unaffiliated third party. The provisions of this Section shall survive the termination of the Agreement.

2.	Acknowledgments

2.1	Each Fund, acknowledges and agrees that:

(a)	The Transfer Agent is agreeing to provide the E-Delivery Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by a Fund; and

(b)

The Transfer Agent’s provision of E-Delivery Services hereunder is dependent upon the receipt by the Transfer Agent of information, products and E-Delivery Services from third parties, including without limitation, the Vendors. The provisions of this Section shall survive the termination of the Agreement.

3.	Cooperation; Reliance on Information

3.1	Each Fund, acknowledges and understands that the Transfer Agent’s ability to provide the

Information Classification: Limited Access

E-Delivery Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Funds and the Transfer Agent. Each Fund shall act in good faith to cooperate with the Transfer Agent, to enable or assist the Transfer Agent in performing any of the E-Delivery Services. The Transfer Agent shall act in good faith to cooperate with each Fund in performing the E-Delivery Services.

3.2

In the course of discharging its duties hereunder and subject to Section 3.3, the Transfer Agent may act in reasonable reliance on the data and information provided to it by a Fund or by any persons authorized by such Fund, or by any Shareholder.

3.3

Except as expressly stated otherwise in this Schedule, the Transfer Agent shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the completeness, accuracy or sufficiency of any data or information provided by a Fund, any persons authorized by a Fund, or any Shareholder, and shall be without liability for any losses or damages suffered or incurred by any person as a result of the Transfer Agent having relied upon and used such information in good faith.

3.4	The provisions of this Section shall survive the termination of the Agreement.

4.	E-Delivery Services - Intellectual Property

4.1

Each Fund, acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by the Transfer Agent, the Shareholders, the Vendors and any other third party service provider to comply with or to provide E-Delivery Services under this Schedule are and shall remain the property of such party. Each Fund shall not, nor cause or permit any Shareholder or any third party or device to: (a) reproduce, modify or create derivative or other works of the Technology or any part thereof; (b) license, distribute, disclose, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product; (c) reverse engineer, disassemble, decompile or otherwise attempt to derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with the Transfer Agent, the Vendors, any Shareholder or other third party or that are intended for commercial distribution; (d) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (e) alter, obscure or delete any copyright notices and trademarks contained in the Technology; or (f) distribute the Technology on a standalone basis or for standalone use.

4.2  The Transfer Agent represents and warrants to the best of its knowledge as of the date of this Schedule that: (a) its Vendors own or have a valid right to provide the E-Delivery Services; (b) the E-Delivery Services do not infringe on any third party intellectual property rights; and (c) that its Vendors have the right to provide and are providing the E-Delivery Services to the Transfer Agent for use by the Funds hereunder.

Information Classification: Limited Access

SCHEDULE 1.3(b)

Account Electronic Access Services

Dated: April 1, 2025

1. Access Services

1.1

As directed by the Funds and subject to the terms of this Schedule, the Transfer Agent agrees to make available for use by the Funds’ Shareholders and their respective brokers, agents and other intermediaries (“Financial Intermediaries”) an investor portal (“Investor Portal”) as an electronic, web-based interface to provide electronic access to the Shareholders’ accounts in order to: (a) view account balances; (b) review transaction history information; (c) directly perform certain financial and non-financial transactions, where applicable, and (d) access certain account related documents (together, the “Access Services”). With respect to subparagraph (c), existing Shareholders of a Fund and their Financial Intermediaries will be able to submit a transaction through the Investor Portal to perform: (i) a subsequent subscription in such Fund; (ii) transfers that do not result in changes in beneficial ownership (e.g. transfer to a trust with the same beneficial owner or to a custodian for the same beneficial owner); (iii) transfers that result in changes in beneficial ownership among family members or other related persons (e.g. change from individual to joint ownership); (iv) partial or full redemptions; (v) exchanges between classes in a Fund; and (vi) exchanges between the Funds.

1.2	The Transfer Agent will provide the Access Services through one or more third party service providers retained by the Transfer Agent (the “Vendors”).

(a)

The Transfer Agent’s agreement with the Vendors (the “Vendor Agreements”) provides for: (i) data protection provisions substantially similar to the data protection provisions set forth in the Agreement and (ii) confidentiality provisions substantially similar to the confidentiality provisions set forth in the Agreement. In the event that the Vendor Agreements shall terminate for any reason, the Transfer Agent agrees to provide prompt notice to the Funds of any such termination and the Transfer Agent agrees to act reasonably and promptly to retain a replacement Vendor. Until such replacement Vendor has been retained by the Transfer Agent and is operational, the Access Services shall be suspended. If a replacement Vendor cannot be identified or retained, the Access Services and this Schedule shall terminate.

(b)

The Access Services’ terms and conditions of use, security and encryption requirements, format, content and specific Shareholder information to be provided will be as agreed to by the Funds and their respective Shareholders and their Financial Intermediaries, as applicable, and acceptable to the Vendors. Each Fund acknowledges that each Shareholder and their Financial Intermediaries, as applicable, will be required to electronically accept certain terms and conditions in order to access or use the Access Services. The Transfer Agent acknowledges that when such terms and conditions are

Information Classification: Limited Access

accepted by the Shareholder, Financial Intermediary, user or designee they will not be deemed to be accepted by the Funds.

(c)

Each Fund, represents and warrants that any Shareholder account, transaction and other information provided by a Fund to the Transfer Agent and/or the Vendors (either directly or through the Transfer Agent): (i) will not infringe or violate the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) will not be defamatory or obscene, and (iii) will not violate any other applicable law.

(d)

In the event that (A) the Transfer Agent or a Vendor believes in good faith that a Fund, Shareholder or Financial Intermediary has provided Shareholder information that: (i) infringes or violates the rights of any third party, including, but not limited to, patents, copyrights, trademarks and trade secrets, (ii) is defamatory or obscene, or (iii) violates any other applicable law; then (B) the Transfer Agent or the Vendor shall have the right, but not the obligation, to delete or destroy such information and the Transfer Agent and the Vendor may suspend Access Services with respect to such Shareholder or Financial Intermediary immediately. Upon any event which may cause the Transfer Agent to suspend Access Services as described in this Section, if reasonably practicable, the Transfer Agent will provide notice to the Fund thirty (30) calendar days prior to such suspension. If the Fund takes such action as may be requested by the Transfer Agent to resolve the matter, the Transfer Agent will not suspend its provision of Access Services, or, if its provision of Access Services has been suspended, will reinstate the provision of Access Services hereunder.

1.3

The Transfer Agent agrees that any Shareholder information received by the Transfer Agent in connection with the Access Services is and shall remain the property of the Fund and if not previously returned to the Fund, will be returned to the Fund by the Transfer Agent following any termination of the Access Services by the Fund, subject to record-keeping requirements to which the Transfer Agent may be subject by law. The Transfer Agent shall have no responsibility, obligation or liability with respect to any Shareholder information or other information transmitted to the Vendors by any person or entity other than the Transfer Agent.

1.4

Neither the Transfer Agent nor the Vendors shall be obligated to file any forms or information with any regulator, or enter into any agreement with the Shareholders or other persons, in connection with the Access Services.

1.5

For purposes of the Access Services, except as otherwise expressly stated in this Schedule, the Transfer Agent makes no representation or warranty, either express or implied, concerning the Shareholder information or any other information, Access Services, reports or analysis provided hereunder or by any third party. The provisions of this Section shall survive the termination of the Agreement.

2.	Acknowledgments

Information Classification: Limited Access

2.1	Each Fund, acknowledges and agrees that:

a.	The Transfer Agent is agreeing to provide the Access Services, and is not undertaking and shall not be responsible for any aspect of compliance with applicable rules or regulations by a Fund;

b.

The Transfer Agent’s provision of Access Services hereunder is dependent upon the receipt by the Transfer Agent of information, products and Access Services from third parties, including without limitation, the Vendors. The provisions of this Section shall survive the termination of the Agreement;

c.

Each Fund authorizes the Transfer Agent to provide to the Vendors, at such regular time period where such information becomes available, the Shareholder records and information with respect to the Fund (e.g., periodic investor statements, tax forms, and other documentation) reasonably required to enable the Vendors to perform the Services hereunder;

d.

Each Fund shall (i) provide to the Transfer Agent, for delivery to the Vendors, all Offering Materials for such Fund that are to be made available Shareholders or their Financial Intermediaries, as applicable, in connection with the Access Services, (ii) ensure that all Offering Materials are accurate and provided in a timely manner; and (iii) remain solely responsible for the content of all Offering Materials provided to the Transfer Agent or the Vendors. “Offering Materials” means fact sheets, offering memoranda, slide presentations, prospectuses, forms of subscription documents, performance history, strategy summaries and similar documents or information, in each case, related to the Fund. ;

e.

The Transfer Agent shall have no responsibility for the confidentiality and use of any Shareholder’s or Financial Intermediary’s user ID, login, password and other security data, methods and devices, including mobile devices. Any Shareholder or Financial Intermediary utilizing the Access Services will be solely responsible for all information requests electronically transmitted using such Shareholder’s or Financial Intermediary’s password and other security data. The Transfer Agent shall not be responsible for any incorrect, duplicate or fraudulent transactions submitted by the Shareholder, Financial Intermediary, or by any party that is given access by the Shareholder or Financial Intermediary, or otherwise obtains access, to the Shareholder’s or Financial Intermediary’s user ID, login, password or the Shareholder’s or Financial Intermediary’s devices containing such security data.

f.

Each Fund will allow Access Services only for those persons with whom it has a pre-existing relationship or with whom it has previously engaged in communications concerning the offering of such Fund’s Shares. Except as otherwise directed by a Fund or its agents, the Transfer Agent will provide the Access Services only to the Fund’s existing Shareholders and their Financial Intermediaries.

Information Classification: Limited Access

g.

The Transfer Agent will not: (i) solicit investors for a Fund or recommend investments in a Fund or participate in the offering of a Fund’s Shares, (ii) introduce or identify prospective investors; (ii) determine whether an offer has been properly made; (iii) determine whether an investor or subscription agreement should be approved; (iv) determine whether an offer has been made properly to any person; or (v) determine whether an investment is suitable for any person.

h.

Each Fund or an agent on a Fund’s behalf will perform any required suitability analyses on its investors or prospective investors, review all subscription documents, accept or reject all subscriptions and redemptions with respect to investors in a Fund and assumes responsibility for the content of a Fund’s offering documents.

i.

Each Fund agrees to use the Vendors’ universal subscription agreement signature page for its Shareholders’ subscriptions to the Fund. Once properly completed by the Shareholders and attached to the Fund’s form of subscription agreement (together the “Universal Subscription Agreement”), it will be acceptable to the Fund in lieu of the Shareholders’ otherwise inputting information directly into the Fund’s form of subscription agreement. The Fund acknowledges and agree that the Universal Subscription Agreement shall comprise the entire subscription agreement between the Shareholder and the Fund; provided that the Shareholder may be required to complete certain supplemental subscription forms by the Fund.

j.

Each Fund will be responsible for ensuring that the use of the Investor Portal by a Fund does not breach marketing, offering or sales restrictions applicable to such Fund in any jurisdiction, and for such Fund’s compliance with all securities laws, rules and regulations applicable to such Fund and its offering of such Fund’s Shares.

k.

The provision of the Access Services does not establish a business, client, or third party beneficiary relationship between the Transfer Agent and any of a Fund’s Shareholders, their Financial Intermediaries or other third parties. Each Fund’s Shareholders and Financial Intermediaries will not be deemed to be entering a contractual relationship with the Transfer Agent in connection with the Access Services. If any of a Fund’s Shareholders or Financial Intermediaries separately are also clients of the Transfer Agent for other services (e.g. banking, custody), such other services shall remain independent from the Access Services and other Services provided under the Agreement.

3.	Cooperation; Reliance on Information

3.1

Each Fund acknowledges and agrees that the Transfer Agent’s ability to provide the Access Services under the terms and conditions set forth in this Schedule is contingent upon ongoing cooperation between the Funds and the Transfer Agent. Each Fund shall act in good faith to cooperate with the Transfer Agent, to enable or assist the Transfer Agent in performing any of the Access Services. The Transfer Agent shall act in good faith to

Information Classification: Limited Access

cooperate with the Funds in performing the Access Services.

3.2

In the course of discharging its duties hereunder and subject to Section 3.3, the Transfer Agent may act in reasonable reliance on the data and information provided to it by or on behalf of a Fund or by any persons authorized by a Fund, or by any Shareholder or its Financial Intermediary.

3.3

Except as expressly stated otherwise in this Schedule, the Transfer Agent shall have no responsibility for, or duty to review, verify or otherwise perform any investigation as to the (i) completeness, accuracy or sufficiency of any data or information provided by a Fund, any persons authorized by a Fund, any Shareholder, or its Financial Intermediary, (ii) the legality of the means by which such provided information was acquired or the right of such party to provide that information, and the Transfer Agent shall be without liability for any losses or damages suffered or incurred by any person as a result of the Transfer Agent having received, relied upon and/or used such information in good faith.

3.4	The provisions of this Section shall survive the termination of the Agreement.

4.	Access Services - Intellectual Property

4.1

Each Fund, acknowledges and agrees that all hardware, applications, databases, security, software, systems, interfaces, and technology of all types (“Technology”) used by the Transfer Agent, the Shareholders, their Financial Intermediaries, the Vendors and any other third party service provider to comply with or provide Access Services under this Schedule are and shall remain the property of such party. Each Fund shall not, nor cause or permit any Shareholder or any third party or device to: (i) copy, reproduce, modify or create derivative or other works of or excerpt any of the Technology or any part thereof; (ii) sublicense, distribute, disclose, sell, rent, lease, grant a security interest in, or otherwise transfer the Technology to any third party, in whole or in part, standalone or in combination with any other product or use the Technology to provide service bureau or similar services; (iii) reverse engineer, disassemble, decompile or otherwise attempt to obtain or derive the source code of any Technology or use the Technology to develop, enhance or modify products or systems that compete with the Transfer Agent, the Vendor, any Shareholder, Financial Intermediary, or other third party or that are intended for commercial distribution; (iv) knowingly take any action that jeopardizes the proprietary rights of others in the Technology; (v) remove, alter, or obscure any copyright or proprietary notices and trademarks contained in the Technology; (vi) upload to the Technology any documents, content or other materials that infringe, misappropriate or otherwise violate any intellectual property rights of any third party or that contain malware; (vii) attempt to circumvent any of the Technology’s security measures or controls; (viii) use the Technology in a manner that violates applicable law; or (ix) distribute the Technology on a standalone basis or for standalone use.

4.2

The Transfer Agent represents and warrants to the best of its knowledge as of the date of this Schedule that: (i) its Vendors own or have a valid license to the Access Services; (ii) the Access Services do not infringe on any third party intellectual property rights; and (iii)

Information Classification: Limited Access

that its Vendors have the right to license and have licensed the Access Services to the Transfer Agent for use by the Funds hereunder.

Information Classification: Limited Access

Schedule 14.17

State Street Client Information Security Schedule

All capitalized terms not defined in this State Street Client Information Security Schedule (this “Security Schedule”) will have the meanings given to them in the Transfer Agency and Service Agreement dated April 1, 2025 (the “Agreement”) by and between State Street Bank and Trust Company (“State Street”) and each entity identified on Schedule A thereto (each, a “Client”).

State Street implements data security measures consistent in all material respects with applicable prevailing industry practices and standards as well as laws, rules and regulations applicable to State Street. As of the Effective Date, State Street aligns with the National Institute for Standards and Technology (NIST) cybersecurity framework. However, as information security is a highly dynamic space where threats are constantly changing, State Street reserves the right to make changes to its information security controls and/or to align with one or more recognized industry standards, other than NIST, at any time in a manner that does not materially reduce its protection of Client Data.

State Street will use commercially reasonable efforts to cause any delegates and other third parties to whom State Street provides Client Data to implement and maintain security measures that State Street reasonably believes are at least as protective as those described in this Security Schedule. For delegates or other third parties who collect, transmit, share, store, control, process or manage Client Data, State Street is responsible for assessing their control environments. Notwithstanding the foregoing, State Street shall be responsible for any such delegate’s or other third party’s protection of Client Data, which if done by State Street, would be a breach of its commitment under this Security Schedule.

1. Security Objectives. State Street uses commercially reasonable efforts to:

a. protect the privacy, confidentiality, integrity, and availability of Client Data;

b. protect against accidental, unauthorized, unauthenticated or unlawful access, copying, use, processing, disclosure, alteration, corruption, transfer, loss or destruction of Client Data;

c. comply with applicable governmental laws, rules and regulations that are relevant to the handling, processing and use of Client Data by State Street in accordance with each Agreement; and

d. implement customary administrative, physical, technical, procedural and organizational safeguards.

2. Risk Assessments. The results of State Street’s risk assessments are internal to State Street and will not be provided to Client.

a. Risk Assessment - State Street will perform risk assessments annually that are designed to identify material threats (both internal and external), the likelihood of those threats occurring and

Information Classification: Limited Access

the impact of those threats upon the State Street organization to evaluate and analyze the appropriate level of information security safeguards (“Risk Assessments”).

b. Risk Mitigation - State Street will use commercially reasonable efforts to manage, control and remediate any threats identified in the Risk Assessments that are likely to result in material unauthorized access, copying, use, processing, disclosure, alteration, transfer, loss or destruction of Client Data, consistent with the Objective, and commensurate with the sensitivity of the Client Data and the complexity and scope of the activities of State Street pursuant to the Agreement.

c. Vulnerability Management Program – State Street maintains a vulnerability management program that includes processes for: being made aware of newly announced vulnerabilities; discovering vulnerabilities within the infrastructure and applications; risk rating vulnerabilities consistent with industry standards; and defining timeframes for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities.

3. Security Controls. Upon Client’s reasonable request, no more frequently than annually, State Street will provide Client’s Chief Information Security Officer or his or her designee with a copy of its Corporate Information Security Controls manual, a completed Standardized Information Gathering (SIG) questionnaire, State Street’s Global Information Security (GIS) SOC 2 (Type II) report, and an opportunity to discuss State Street’s Information Security measures with a qualified member of State Street’s Information Technology management team. In no event will any such discussions require State Street to reveal any details or information that could reasonably be expected to jeopardize the security or integrity of any State Street system or the confidentiality or security of any other client’s data. State Street reviews its Information Security Policy approximately annually and reserves the right to change the frequency to meet regulatory requirements (which in no event will be less frequent than every eighteen (18) months).

4. Organizational Security.

a. Responsibility - State Street will assign responsibility for information security management to senior personnel only.

b. Access - State Street will have controls designed to permit only those personnel performing roles supporting the provision of services under this Agreement to access Client Data.

c. Confidentiality - State Street personnel who have accessed or otherwise been made known of Client Data will maintain the confidentiality of such information in accordance with the terms of this Agreement.

d. Training - State Street will provide information security training to its personnel on approximately an annual basis

e. Screening - State Street employees, and personnel of delegates or other third parties who access State Street’s facilities, networks or systems, are subject to certain credit and criminal checks conducted by State Street or its agents applicable to banks pursuant to applicable laws, rules and/or

Information Classification: Limited Access

regulations. If any person does not meet the requirements of such State Street checks, such person may not be permitted to be employed by State Street or, in the event of a delegate or other third party, State Street requires that such person be removed from any assignment for State Street. In addition to the foregoing, State Street requires its delegates and other third parties to conduct, as part of its standard hiring and vendor due diligence practices, pre-employment background investigations consistent with industry standards with respect to any personnel that are assigned to perform services for State Street or otherwise have access to confidential information of State Street or its clients.

5. Physical Security.

a. Securing Physical Facilities - State Street will maintain systems located in State Street facilities that host Client Data or provide services under this Agreement in environments that are designed to be physically secure and to allow access only to authorized individuals. A secure environment includes the availability of onsite security personnel on a 24 x 7 basis or equivalent means of monitoring locations supporting the delivery of services under this Agreement.

b. Physical Security of Media - State Street will implement controls, consistent with applicable prevailing industry practices and standards, that are designed to deter the unauthorized viewing, copying, alteration or removal of any media containing Client Data. Removable media on which Client Data is stored (including thumb drives, CDs, and DVDs, and PDAS) by State Street must be encrypted using at least 256-bit AES (or equivalent).

c. Media Destruction - State Street will destroy removable media and any mobile device (such as discs, USB drives, DVDs, back-up tapes, laptops and PDAs) containing Client Data or use commercially reasonable efforts to render Client Data on such physical media unintelligible if such media or mobile device is no longer intended to be used. All backup tapes that are not destroyed must meet the level of protection described in this Security Schedule until destroyed.

d. Paper Destruction - State Street will cross shred all paper waste containing Client Data and dispose in a secure and confidential manner.

6. Communications and Operations Management.

a. Network Penetration Testing - State Street will, on approximately an annual basis but in no event less frequently than every eighteen (18) months, contract with an independent third party to conduct a network penetration test on its network having access to or holding or containing Client Data. If penetration testing reveals material deficiencies or vulnerabilities, the findings will be risk rated consistent with industry standards and timeframes will be defined for remediating vulnerabilities (other than medium or low risk vulnerabilities) consistent with industry standards and taking into account any mitigation efforts taken by State Street with respect to such vulnerabilities

b. Data Protection During Transmission - State Street will encrypt, using an industry recognized encryption algorithm, personally identifiable Client Data when in transit across public networks.

Information Classification: Limited Access

c. Data Loss Prevention - State Street will maintain a data leakage program that is designed to identify, detect, monitor and document data leaving State Street’s control without authorization in place.

7. Access Controls.

a. Authorized Access - State Street will have controls that are designed to maintain the logical separation such that access to systems hosting Client Data and/or being used to provide services to Client will uniquely identify each individual requiring access, grant access only to authorized personnel based on the principle of least privileges, and prevent unauthorized access to Client Data. State Street reviews user access rights to systems and applications storing or allowing access to Client Data on a periodic basis.

b. User Access - State Street will have a process to promptly disable access to Client Data by any State Street personnel who no longer requires such access. State Street will also promptly remove access of Client personnel upon receipt of notification from Client

c. Authentication Credential Management - State Street will communicate authentication credentials to users in a secure manner, with a proof of identity check of the intended users. State Street requires its personnel and any personnel of its delegates or other third parties that have access to State Street’s networks or systems to maintain the confidentiality of system passwords, keys, and passcodes. State Street has a secure and documented process to reset passwords that requires verification of user identity prior to password reset.

d. Multi-Factor Authentication for Remote Access - State Street will use multi factor authentication and a secure tunnel, or another strong authentication mechanism, when remotely accessing State Street’s internal network.

8. Use of Laptop and Mobile Devices in connection with this Agreement.

a. Encryption Requirements - State Street will encrypt any laptops or mobile devices (e.g., tablets and smartphones) containing Client Data used by State Street’s personnel using an industry recognized encryption algorithm with at least 256 bit encryption AES (or equivalent). .

b. Secure Storage - State Street will require that all laptops and mobile devices be securely stored whenever out of the personnel’s immediate possession.

c. Inactivity Timeout - State Street will employ access and password controls as well as inactivity timeouts of no longer than thirty (30) minutes on laptops, desktops and mobile devices managed by State Street and used by State Street’s personnel.

d. Remote Management – State Street will maintain the ability to remotely remove Client Data promptly from mobile devices managed by State Street. State Street has policies requiring personnel to maintain the security of devices managed by State Street.

9. Information Systems Acquisition Development and Maintenance.

Information Classification: Limited Access

a. Client Data – Client Data will only be used by State Street for the purposes specified in this Agreement.

b. Virus Management - State Street will maintain a malware protection program designed to identify, detect, protect, respond and recover from malware infections, malicious code and unauthorized execution of code within the State Street environment.

c. Change Control – State Street implements and maintains change control procedures to manage changes to information systems, supporting infrastructure, and facilities. Certain State Street’s system and application changes undergo testing prior to implementation, which may include relevant security controls, as determined by State Street on a risk basis and taking into account the type and/or impact of the change and the infrastructure and/or network components in place with respect to such change.

10. Incident Event and Communications Management.

a. Incident Management/Notification of Breach - State Street will maintain an incident response plan that specifies actions to be taken when State Street or one of its subcontractors suspects or detects that a party has gained unauthorized access to Client Data or systems or applications containing any Client Data (the “Response Plan”). Such Response Plan will include an escalation procedure that includes notification to senior managers and reporting to regulatory and law enforcement agencies, when and if applicable. State Street will use commercially reasonable efforts to investigate, remediate and mitigate such unauthorized access.

b. State Street will notify Client within forty-eight (48) hours after it has determined that unauthorized access to Client Data has occurred, unless otherwise prohibited by Applicable Law. In such an event, and unless prohibited by Applicable Law, State Street will provide information, to the extent available to State Street, sufficient to provide a reasonable description of the general circumstances and extent of such unauthorized access, and will provide reasonable cooperation to Client:

i. in the investigation of any such unauthorized access;

ii. in Client’s efforts to comply with statutory notice or other Applicable Laws applicable to Client or its customers; and

iii. in litigation and investigations brought by Client against third parties, including injunctive or other equitable relief reasonably necessary to protect Client’s proprietary rights.

For the avoidance of doubt, State Street will not be required to disclose information that State Street reasonably determines would compromise the security of State Street’s technology or premises or that would impact other State Street clients.

Information Classification: Limited Access